Exhibit 99.1

Contact: Yvonne Gill
April 11, 2008	570-724-0247
yvonneg@cnbankpa.com
C&N ANNOUNCES FIRST QUARTER 2008 UNAUDITED FINANCIAL RESULTS
FOR IMMEDIATE RELEASE:
          Wellsboro, PA – Citizens & Northern Corporation announced its unaudited, consolidated financial results for the first quarter 2008.
          Net income in the first quarter 2008 was $3,116,000, or $0.35 per share – basic and diluted. First quarter 2008 earnings per share were 20.7% higher than first quarter 2007 results of $0.29 per share – basic and diluted, or $2,458,000. Net income per share – basic and diluted was unchanged at $0.35 per share from the fourth quarter 2007, when net income totaled $3,182,000.
          The most significant changes in the components of earnings for the first quarter 2008, as compared to the first quarter 2007, were as follows:
•	The interest margin increased $1,801,000, or 21.8%. The improved interest margin includes the impact of the Citizens Bancorp, Inc. acquisition, which was effective May 1, 2007, and which increased outstanding loans and provided deposits and other funding. The interest margin has also been positively impacted by lower short-term market interest rates, which have reduced interest rates paid on deposits and borrowings, and by higher earnings on the investment portfolio resulting from higher average holdings of securities.

•	Noninterest income increased $1,399,000, or 67.0%. In the first quarter 2008, noninterest income included a gain of $533,000 from redemption of restricted shares of Visa, resulting from Visa’s initial public offering. Noninterest income in the first quarter 2008 also included an increase of $464,000, or 96.3%, in service charges on deposit accounts, primarily from growth in deposit volumes from the Citizens Bancorp acquisition, as well as higher fees on overdrafts associated with a new overdraft privilege program implemented in the first quarter 2008. Trust and

Financial Management revenue increased $195,000, or 28.6%, mainly as a result of the addition of Citizens Bancorp.

•	In the first quarter 2008, net losses on available-for-sale securities amounted to $110,000, as compared to net gains of $1,161,000 in the first quarter 2007. In the first quarter 2008, C&N recognized an impairment charge of $248,000 on an investment in the stock of a commercial banking company. In the first quarter 2007, C&N realized significant gains from sales of bank stocks.

•	The provision for loan losses was $904,000 in the first quarter 2008, an increase of $675,000. The comparatively high loan loss provision in the first quarter 2008 resulted mainly from estimated losses on loans to two commercial borrowers.

•	Noninterest expense increased $217,000, or 2.6%. The increase in total noninterest expense included the impact of the Citizens Bancorp acquisition, with additional personnel and other costs associated with adding three locations that were not included in C&N’s activities in the first quarter 2007.

•	The provision for income taxes was $379,000 higher, mainly because of a higher level of pre-tax income.
          The most significant changes in the components of earnings for the first quarter 2008, as compared to the fourth quarter 2007, were increases in noninterest income of $656,000 and the interest margin of $495,000, offset by an increase in the provision for loan losses of $604,000, reduction in net realized gains and losses on available-for-sale securities of $316,000 and an increase in total noninterest expense of $308,000.
          Changes in other unaudited financial information are as follows:
•	Total assets amounted to $1,280,297,000 as of March 31, 2008, down slightly from $1,283,746,000 as of December 31, 2007, and up $159,338,000 or 14.2% from March 31, 2007. The increase in total assets from the level a year earlier includes the impact of the Citizens Bancorp acquisition, as well as an increase in available-for-sale securities of approximately $80 million, funded mainly by borrowings.

•	Net loans fell to $720,928,000 as of March 31, 2008, from $727,082,000 at December 31, 2007. As of March 31, 2008, net loans were 4.8% higher than at March 31, 2007.

•	Total deposits and repo sweep accounts increased to $879,778,000 at March 31, 2008, from $874,181,000 at December 31, 2007. Total deposits and repo sweeps were up 10.3% from the balance at March 31, 2007.

•	Total shareholders’ equity was $131,714,000 at March 31, 2008, down from $137,781,000 at December 31, 2007 and up from $129,765,000 at March 31, 2007. Shareholders’ equity included total accumulated other comprehensive loss of $13,411,000 at March 31, 2008 and $7,057,000 at December 31, 2007, and accumulated other comprehensive income of $265,000 at March 31, 2007. The reductions in accumulated other comprehensive income/loss that have occurred in the fourth quarter 2007 and first quarter 2008 are mainly from unrealized losses on available-for-sale securities. The unrealized losses are primarily from trust preferred securities issued by banking companies, for which management believes the losses to be temporary and not expected to be realized through earnings.

•	Assets under management by C&N’s Trust and Financial Management Group increased 20.5%, to $634,489,000 at March 31, 2008 from $526,747,000 at March 31, 2007. The increase in Trust assets under management resulted from the acquisition of Citizens Bancorp, market value appreciation and new business. Total Trust assets under management have fallen from the December 31, 2007 level of $659,193,000, mainly because of recent stock market value declines.
          Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania, and through the Citizens Trust Company locations in Coudersport, Emporium and Port Allegany. Citizens Trust Company can be found on the worldwide web at www.citizenstrustcompany.com. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.
Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.